Exhibit 10.2

Notice of Terms of
Performance-Based Restricted Stock Units

To: _______________________

As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Performance-Based Restricted Stock Unit award effective _______________ (the “Grant Date”). The terms and conditions of the award are as follows:

1.
PBRSU Award. You have been awarded _______________ Performance-Based Restricted Stock Units. Each Performance-Based Restricted Stock Unit (“PBRSU”) corresponds to one share of Boeing Common Stock. Your PBRSUs are awarded pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”) and the award is subject to the terms of the Plan, including the maximum award provisions. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan’s terms will control. A summary of the Plan accompanies this notice.

2.	PBRSU Account. The Company will maintain a record of the number of awarded PBRSUs in an account established in your name.

3.	Vesting Provisions:
3.1 General. Subject to your continued employment or other service with the Company or its subsidiaries through _______________ (the “Vesting Date”) (except as otherwise provided herein), the Award shall become vested based upon the Company’s “Relative Total Shareholder Return” in terms of percentile ranking as compared to the Peer Companies over the period beginning immediately after the Grant Date and ending immediately prior to the Vesting Date (the “Measurement Period”) in accordance with the following:

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
91st Percentile or Higher	200%
81st – 90th Percentile	175%
71st – 80th Percentile	150%
61st – 70th Percentile	125%
51st – 60th Percentile	100%
41st – 50th Percentile	75%
31st – 40th Percentile	50%
21st – 30th Percentile	25%
0 – 20th Percentile	0%

In the event of a payout percentage level above 100%, you will be awarded additional PBRSUs so that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level. In the event of a payout percentage level below 100%, your PBRSUs awarded under Section 1 will be forfeited to the extent necessary to provide that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level.

3.2 Payout Limits. In no event shall the value of your PBRSU award as of the Vesting Date exceed 400% of the Target PBRSU Award Amount on the Grant Date. The 400% cap will be adjusted downward proportionately in the event of your retirement, layoff, disability, death or leave of absence during the Measurement Period. Any dividend equivalent PBRSUs (as defined in Section 4) earned throughout the Measurement Period will not count toward the 400% cap.

The Target PBRSU Award Amount on the Grant Date is defined as the product of your base salary (as of December 31 of the year prior to the award) and your target PBRSU multiple (based on your E-series grade as of March 1 of the year of the award).

4.	Dividend Equivalents Credited on Your PBRSUs.

4.1 While PBRSUs are in your account, they will earn dividend equivalents in the form of additional PBRSUs. Specifically, as of each dividend payment date for Boeing stock, your PBRSU account will be credited with additional PBRSUs (“dividend equivalent PBRSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the PBRSUs in your account if each PBRSU were a share of Boeing stock. The number of PBRSUs that results from the calculation will be calculated to two decimal places.

4.2 The number of shares of Boeing stock that could be bought with the cash dividends will be calculated based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. “Fair Market Value” here means the average of the high and the low per share trading prices for Boeing stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

4.3 Dividend equivalent PBRSUs will vest at the same time and in the same manner as the PBRSUs with which they are associated. Dividend equivalent PBRSUs will be adjusted in accordance with the payout level percentage determined under Section 3.1 in the same manner as the PBRSUs with which they are associated. Accumulated dividend equivalent PBRSUs will be multiplied by the same payout percentage level and dividend equivalent PBRSUs will be added or forfeited, as necessary, so that the total dividend equivalent PRBSUs which vest as of the Vesting Date will equal the dividend equivalent PBRSUs which accumulate during the Measurement Period multiplied by the payout percentage level.

5.
Adjustment in Number of PBRSUs. The number of PBRSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

6.
Termination due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated by reason of retirement, layoff, disability, or death, your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the award will be made at the same time as payment would have been made had you not had a termination of employment and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period. For purposes of this award, “retirement” means retirement under the conditions that satisfy the terms of the Company’s or subsidiary’s defined benefit pension plan in which you participate. If you are not a participant in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. For purposes of this award, “disability” means a disability entitling you to benefits under the long-term disability policy sponsored by the Company or one of its subsidiaries that applies to you.

7.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation) other than those reasons described in Section 6, all unvested PBRSUs (and all associated dividend equivalent PBRSUs) granted hereunder shall immediately be forfeited by you and canceled.

8.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Measurement Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the award will be made at the same time as payment would have been made without regard to any leave of absence, and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period.

9.	PBRSU Award Payable in Stock.

9.1 Distribution from your PBRSU account will be made as soon as reasonably possible after the Vesting Date, but not later than 60 days after the Vesting Date. Distribution will be in whole shares of Boeing stock, provided that in the event you are on an International payroll as of the distribution date, your distribution will be paid in cash. The number of shares distributed will be equal to the number of whole vested PBRSUs in your account, subject to deductions described in Section 9.2. Fractional share values will be applied to income tax withholding.

9.2 The Company will deduct from the distribution of your vested PBRSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any subsidiary of the Company.

10.	Transfer. PBRSUs are not transferable except by will or applicable laws of descent and distribution.

11.	Clawback Policy. These PBRSU Awards are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time, which currently provides as follows:

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

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